TEMPLETON DEVELOPING MARKETS TRUST

                              OFFICER'S CERTIFICATE

     THE UNDERSIGNED, Assistant Secretary of Templeton Developing Markets Trust ("TDMT"), a Massachusetts business trust registered as a management investment company under the Investment Company Act of 1940, as amended, does hereby certify that the following preambles and resolutions establishing an additional class of shares of TDMT, were duly adopted at the meeting of the Board of Trustees of TDMT held on October 8, 2001, all in accordance with the laws of the Commonwealth of Massachusetts and pursuant to TDMT's Agreement and Declaration of Trust, and that such preambles and resolutions amended the Agreement and Declaration of Trust:

          WHEREAS, the Board of Trustees of TDMT has considered the information presented by Franklin Templeton Distributors, Inc. ("FTDI") relating to the establishment of the Class R shares to be offered and sold, and in the exercise of reasonable business judgment, has concluded that it is in the best interest of the TDMT to establish a new class of shares of TDMT; and

          WHEREAS, the Board previously adopted a Multiple Class Plan for TDMT, pursuant to which TDMT may offer and sell shares of different classes with varying distribution-related charges and other specified expenses; and

          WHEREAS, TDMT's Amended and Restated Declaration of Trust, as amended (the Declaration), permits the Board to designate additional series or classes of shares of TDMT, without being required to obtain shareholder approval.

          NOW, THEREFORE, BE IT:

          RESOLVED, that a fifth class of shares of beneficial interest in TDMT is hereby established and designated as the "Templeton Developing Markets Trust-Class R" shares (referred to herein individually as a Class R share or collectively as the Class R shares) as distinguished from the currently authorized shares of TDMT, and an unlimited number of shares are hereby classified and allocated to such Class R shares of TDMT; and it was further

          RESOLVED, that each Class R share of TDMT shall represent a proportionate interest in the same portfolio of investments as the shares of the existing classes of TDMT and shall have the rights, preferences, privileges, and limitations as set forth in the Declaration, except that:

          (1) The dividends and distributions of investment income and capital gains with respect to the Class R shares shall be in such amounts as may be declared from time to time by the Board of Trustees, and such dividends and distributions may vary with respect to that class from the dividends and distributions of investment income and capital gains with respect to the other classes of shares of TDMT's beneficial interest to reflect differing allocations of the expenses of TDMT among the classes, which may include, without limitation, reductions for payments of fees under any Rule 12b-1 plan adopted for and relating to the Class R shares in accordance with the 1940 Act, and any resultant difference among the net asset value per share of the classes, to such extent and for such purposes as the Board of Trustees may deem appropriate. The allocation of investment income and capital gains and expenses and liabilities of TDMT among its classes of shares of TDMT, shall be determined by the Board of Trustees in a manner that is consistent with any Multiple Class Plan adopted by TDMT in accordance with Rule 18f-3 under the 1940 Act.

          (2) Except as may otherwise be required by law, pursuant to any applicable order, rule or interpretation issued by the Securities and Exchange Commission, or otherwise, the holders of Class R shares of TDMT's beneficial interest shall have: (i) exclusive voting rights with respect to any matter submitted to a vote of shareholders that affects only holders of Class R shares, including, without limitation, the provisions of any plan adopted pursuant to Rule 12b-1 under the 1940 Act (a 12b-1 Plan) for the Class R shares; (ii) voting rights with respect to the provisions of any 12b-1 Plan that may in the future (as a result of any conversion of Class R shares or otherwise) affect Class R shares; and (iii) no voting rights with respect to the provisions of any 12b-1 Plan applicable to any other class of TDMT's beneficial interest that does not affect the holders of Class R shares or with regard to any other matter submitted to a vote of shareholders which does not affect holders of Class R shares.

          ; and it was further

          RESOLVED, that the proper officers of TDMT are hereby authorized and directed to take such further actions as may be necessary to implement the above resolutions relating to the Class R shares, including the execution and filing of such documents evidencing the establishment and designation of the Class R shares with the State of Massachusetts as the proper officers may, in consultation with counsel, determine; and it was further

          RESOLVED, that the proper officers of TDMT are hereby authorized and directed to take such additional actions as they may deem necessary, to accomplish the intent of the foregoing resolutions.


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     IN WITNESS  WHEREOF,  I have  hereunto  set my hand as such  officer of the
Trust as of this 27th day of December, 2001.

                                        TEMPLETON DEVELOPING MARKETS TRUST

                                        /s/ROBERT C. ROSSELOT
                                        ---------------------------
                                        Name & Title: Robert C. Rosselot
                                                      Assistant Secretary